Exhibit (a)(3)

The Option to Stock Appreciation Right Exchange THIS PRESENTATION SUMMARIZES CERTAIN TERMS OF THE NOVEMBER 18, 2003 DELPHI CORPORATION EXCHANGE OFFER. IT IS NOT COMPLETE AND WE URGE YOU TO READ THE OFFER TO EXCHANGE BOOKLET WHICH HAS BEEN MAILED TO YOU AND IS ALSO AVAILABLE TO YOU ON http:/my.delphi.com CAREFULLY AND IN ITS ENTIRETY BEFORE MAKING YOUR DECISION.

What is the Delphi Exchange Offer? What is the "exchange offer"? The opportunity to convert some of your outstanding options to cash-settled stock appreciation rights (SARs) Do I have to participate? Participation is VOLUNTARY PLEASE MAKE YOUR OWN DECISION Who can participate? Delphi "ACTIVE" employees who are: U.S. Executives, including eligible Delphi Strategy Board members U.S. Classified employees Including Delphi Catalyst and Delphi Connection Systems employees International executives, including eligible Delphi Strategy Board members, from France, Germany or Mexico and assigned to one of these countries or the U.S. U.S. expatriates (executive and classified) in France, Germany and Mexico

Which option grants can I exchange for SARs? Options with an exercise price of $17.00 or higher Including the following three grants: Jan 11, 1999 options With an exercise price of $20.64 Expiring January 2009 Feb 5, 1999 options With an exercise price of $18.66 Expiring February 2009 Jan 7, 2000 options With an exercise price of $17.13 Expiring January 2010 It's an "all-or-nothing" transaction All eligible options must be exchanged You cannot exchange a specific grant or a partial grant What is the Delphi Exchange Offer?

What is the Delphi Exchange Offer? How do I participate? Follow the instructions on the acceptance form included in your package If you are located in the US: Internet: http://www.tabulationsplus.com/dph Telephone: 1-866-595-8767 Mail: Refer to the Offer to Exchange for instructions If you are located in France, Germany or Mexico: Mail: Refer to the Offer to Exchange for instructions How long will the exchange offer remain open? From November 18, 2003 through 5:00 p.m. EST December 17, 2003 We will notify you if the offer is extended Bank of New York (BONY) must RECEIVE your final acceptance / withdrawal by this time

What are some common definitions of SAR and Option grants? Grant date The day the grant is awarded to you Exercise Price (or "grant price") The price assigned to the option or SAR on the grant date Vesting Schedule The schedule over time in which the options or SARs become exercisable Exercise The exchange of an option for shares of Delphi common stock or SAR for cash Spread The difference between the fair market value of Delphi's common stock on the date you exercise and the option or SAR exercise price Expiration Date The date when the option or SAR is cancelled You cannot exercise the option or SAR beyond the Expiration Date

What's a Stock Appreciation Right? At the time of exercise, entitles the holder to the spread between: The fair market value of our common stock and The exercise price of the SAR You receive the spread in cash The spread, or cash proceeds, of a SAR exercise is taxed as "ordinary income" YOU SHOULD TALK WITH YOUR FINANCIAL OR TAX ADVISOR TO GET MORE DETAILED INFORMATION BASED ON YOUR PERSONAL SITUATION

What's an Option? At the time of exercise, entitles the holder to purchase a share of stock at the exercise price rather than the current market price of the stock You can receive shares of common stock or cash Delphi lets you exercise your options in several ways: "Cashless" exercise You instantaneously exercise the options and sell shares of stock to receive in cash the "spread" less any taxes and fees Exercise and hold You pay the exercise price, taxes and fees for your shares in cash and receive the grant amount of shares Exercise and "sell to cover" You sell enough of the grant amount of shares received upon exercise of your options to cover the exercise price, taxes and fees You keep the unsold or "net" shares YOU SHOULD TALK WITH YOUR FINANCIAL OR TAX ADVISOR TO GET MORE DETAILED INFORMATION BASED ON YOUR PERSONAL SITUATION

What's an Option? In the U.S., the tax treatment of an option varies and is dependent upon the type of option Nonqualified Options The spread is taxed as ordinary income At Delphi, granted to executive and classified employees Incentive Stock Options (ISOs) The spread will be taxed as either ordinary income or capital gains The tax incurred is dependent upon the type of exercise and the length of time the stock is held At Delphi, granted to U.S. executives only Employees residing in or subject to tax in France, Germany or Mexico should refer to the materials in Schedule D to the Offer to Exchange YOU SHOULD TALK WITH YOUR FINANCIAL OR TAX ADVISOR TO GET MORE DETAILED INFORMATION BASED ON YOUR PERSONAL SITUATION

What are some major terms of a SAR received in the exchange? The SAR exercise price will equal the original option exercise price If the option exercise price was $17.13, the SAR exercise price will be $17.13 The SAR will be fully-vested on the grant date You have the ability to immediately exercise the SAR The SAR expires on the expiration date of the original option If the option expired on 1/12/09, the SAR expiration date will be 1/12/09 The SAR terminates the same way an option terminates If you retire before the SAR expires, you can keep the SAR for the shorter of the remaining life or 5 years If you are permanently disabled or die before the SAR expires, you (or your estate) can keep the SAR for the shorter of the remaining life or 3 years

What are some major features of the Option Exchange SAR? Delphi pays all transaction fees on a SAR exercise You pay all brokerage commissions and other transaction fees on an option exercise You will only receive cash on a SAR exercise You will no longer have an opportunity to be eligible for U.S. capital gains tax treatment with a SAR U.S. executives will also give up the ISO tax treatment available on some options Smith Barney will administer the SAR program Follow the same procedures to exercise your SARs as you would to exercise your options The proceeds of your transaction will be paid to you via your paycheck Smith Barney will not issue any checks for a SAR exercise

SAR vs. Option Summary Exercise Price $17.00 or above Same as the original option $17.00 or above Vesting Schedule Fully vested: can exercise when granted The original grant is fully vested Expiration Date The expiration date of the original option 10 years from the original date of the option grant Tax Impact compared to cashless option exercise Spread is taxed as ordinary income Spread is taxed as ordinary income Tax Impact compared to "exercise and hold" or "sell to cover" option exercise Spread is taxed as ordinary income Non-qualified options: Spread taxed as ordinary income ISO options: Spread on held shares taxed at a capital gains rate Insider Trading Restrictions Insider trading restrictions which apply to the purchase and sale of our common stock do not apply Insider trading restrictions which apply to the purchase and sale of our common stock apply Transaction Fees to Exercise Delphi pays all transaction fees You pay all transaction fees, including any brokerage fees for shares sold, based on the number of options exercised Administrative Process to Exercise Smith Barney will administer transaction Smith Barney will administer transaction SAR Option

Why did Delphi do this? You can benefit: Less expensive to you than an option exercise You must pay transaction and brokerage fees when you exercise an option Delphi will pay all transaction fees when you exercise the SAR Insider trading restrictions which apply to the purchase and sale of our common stock and to most option exercises do not apply to a SAR exercise Delphi can benefit: The cash-based SAR is in alignment with our recent compensation philosophy change to decrease use of options The reduction in our outstanding options can lower our share dilution or "overhang" High dilution may negatively affect investor perception of our future share price

Can I change my mind to participate? You can withdraw your acceptance at any time during the exchange offer period Follow the instructions in your package Individuals in the U.S. can only withdraw by telephone or the internet Individuals in non-U.S. locations can only withdraw by mail Your last transaction on record at 5:00 p.m. E.S.T. on December 17, 2003, the expiration date of the exchange offer, will be the effective transaction Internet and telephone transactions must be COMPLETED by that time Any mailed acceptance or withdrawal forms MUST be RECEIVED by BONY by that time

What happens at the end of the exchange offer? At the expiration of the exchange offer, Delphi will issue a press release announcing: The conclusion of the exchange The SAR grant date The number of options exchanged and SARs granted If you participated in the exchange offer, you will receive a grant letter acknowledging: Our acceptance of your tender of options for SARs That your SARs have been granted That your options were cancelled Your Smith Barney option balance account will be updated to reflect your option cancellation and SAR grant

Why were some employees not included? Section 16 Officers: Our Board felt it was important that our key senior executives maintain their equity-based compensation Section 16 Officers are Delphi's key executives that must publicly report personal transactions related to our stock We currently have eight Section 16 Officers Hourly employees: Generally have not received options as an annual compensation award Non-executive international employees Generally have not received options as an annual compensation award International executives not employed in and assigned to France, Germany or Mexico Our Board determined it was not cost or administratively efficient to make the offer available in countries where there are few eligible options and option holders

What if I want to verify my information? To review your option account balances: Contact Smith Barney U.S. participants: Smith Barney Call Center: 1-877-433-5744 (1-877-4DELPHI) Smith Barney internet access: www.benefitaccess.com Participants in France, Germany and Mexico: The Denver Corporate Client Group: 303-572-4808 E-mail: stephanie.a.glassman@smithbarney.com For questions on the exchange offer, including eligibility: Michelle Swastek Phone: 248-813-6065 E-mail: michelle.swastek@delphi.com Debra Alexander Phone: 248-813-1120 E-mail: debra.alexander@delphi.com

What should I do now? Read the Offer to Exchange CAREFULLY Seek additional professional tax or financial advice tailored to your personal circumstances Make your decision to participate Your participation is VOLUNTARY If you want to exchange your options for SARS: Follow the instructions on the acceptance form to participate in the exchange offer If you do NOT want to exchange your eligible options for SARS: Do Nothing Make your FINAL decision by December 17, 2003 BONY must RECEIVE your final acceptance or withdrawal by 5:00 p.m. EST